EXHIBIT 99.1

21st Century Holding Company Reports First Quarter 2011 Financial Results

LAUDERDALE LAKES, Fla., May 12, 2011 (GLOBE NEWSWIRE) -- 21st Century Holding Company (the "Company") (Nasdaq:TCHC) today reported results for the quarter ended March 31, 2011.

For the three months ended March 31, 2011, the Company reported a net loss of $2.0 million, or $0.25 per share on 7.9 million average undiluted and diluted shares outstanding, compared with a net loss of $0.9 million, or $0.12 per share on 7.9 million average undiluted and diluted shares outstanding in the same three month period last year. For the three months ended March 31, 2010, the Company would have reported a net loss of $2.3 million, or $0.29 per share on 7.9 million average undiluted and diluted shares outstanding if it had not realized $2.2 million of net realized investment gains.

Gross premiums written increased $0.1 million, or 0.5%, to $27.1 million for the three months ended March 31, 2011, compared with $27.0 million for the same three month period last year. Voluntary homeowners' gross written premium increased $1.3 million, or 6.1%, to $22.4 million for the three months ended March 31, 2011, compared with $21.1 million for the same three month period last year.

Unearned premiums increased $3.0 million, or 6.3%, to $50.1 million as of March 31, 2011, compared with $47.1 million as of December 31, 2010.

Net premiums earned increased $0.1 million, or 1.2%, to $11.1 million for the three months ended March 31, 2011, compared with $11.0 million for the same three month period last year.

Total revenue decreased $2.7 million, or 16.8%, to $13.1 million for the three months ended March 31, 2011, compared with $15.8 million for the same three month period last year.

Total expenses decreased $1.0 million, or 5.9%, to $16.3 million for the three months ended March 31, 2011, compared with $17.3 million for the same three month period last year.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "We continue to see the positive effect of the rate increases we have received over the past year. Our latest increase, granted by the Florida Office of Insurance Regulation on February 16, 2011, called for a 20% average statewide increase on our voluntary homeowners' program. This increase became effective on March 23 for new business and on April 14 for renewals. As the year progresses, we will see an increasing benefit from this rate increase.

"Additional factors which should allow for enhanced performance in 2011 include an improved property book of business as a result of our exposure management over the past few years, the continued writing of more profitable business with a focus on the long-term, and the continued realization of the operating benefits from the merger of our two insurance subsidiaries," Mr. Braun concluded.

The Company will hold an investor conference call at 4:30 PM (ET) today, May 12, 2011. The Company's CEO and its CFO Peter J. Prygelski, III will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 866-501-5542. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability or reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY Consolidated Statements of Operations (Unaudited)
	Three Months Ended March 31,
Revenue:	2011	2010
Gross premiums written	$ 27,144,070	$ 27,021,273
Gross premiums ceded	(1,505,426)	(918,078)

Net premiums written	25,638,644	26,103,195

Decrease in prepaid reinsurance premiums	(11,520,580)	(13,061,020)
Increase in unearned premiums	(2,974,829)	(2,025,741)
Net change in prepaid reinsurance premiums and unearned premiums	(14,495,409)	(15,086,761)

Net premiums earned	11,143,235	11,016,434
Commission income	296,846	386,217
Finance revenue	120,402	72,287
Managing general agent fees	460,535	494,150
Net investment income	970,389	934,608
Net realized investment (losses) gains	(102,551)	2,224,905
Regulatory assessments recovered	106,115	515,307
Other income	130,712	136,830

Total revenue	13,125,683	15,780,738

Expenses:
Loss and loss adjustment expenses	8,447,308	9,064,732
Operating and underwriting expenses	2,712,497	2,716,558
Salaries and wages	2,198,429	2,071,963
Policy acquisition costs, net of amortization	2,939,679	3,459,804

Total expenses	16,297,913	17,313,057

Loss before provision for income tax benefit	(3,172,230)	(1,532,319)
Provision for income tax benefit	(1,165,558)	(605,313)
Net loss	$ (2,006,672)	$ (927,006)
Basic net loss per share	$ (0.25)	$ (0.12)
Fully diluted net loss per share	$ (0.25)	$ (0.12)

Weighted average number of common shares outstanding	7,946,384	7,946,374

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	7,946,374

Dividends paid per share	$ ----	$ 0.06

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	03/31/11	12/31/10
Total Cash & Investments	$142,427,726	$138,691,834
Total Assets	$181,776,669	$184,049,393
Unpaid Loss and Loss Adjustment Expense	$64,490,394	$66,529,156
Total Liabilities	$125,414,198	$126,118,570
Total Shareholders' Equity	$56,362,471	$57,930,823
Common Stock Outstanding	7,946,834	7,946,384
Book Value Per Share	$7.09	$7.29
Premium Breakout
	3 Months Ending
Line of Business	03/31/11	03/31/10
	(Dollars in thousands)
Homeowners'	$22,394	$21,098
Commercial General Liability	2,796	3,499
Federal Flood	985	810
Automobile	969	1,614

Gross Written Premiums	$27,144	$27,021
Loss Ratios
	3 Months Ending
Line of Business	03/31/11	03/31/10
Homeowners'	68.39%	87.88%
Commercial General Liability	82.89%	63.73%
Automobile	174.58%	120.63%
All Lines	75.81%	82.28%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.

CONTACT: Peter J. Prygelski, CFO, 21st Century Holding Company
         (954) 308-1252 or (954) 581-9993